Exhibit 23.1

Consent of Dixon Hughes Goodman LLP

Independent Registered Public Accounting Firm

The Board of Directors

HCI Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-180322 and 333-185228) on Form S-3 and registration statements (Nos. 333-154436 and 333-184227) on Form S-8 of HCI Group, Inc. of our reports dated March 4, 2016, with respect to the consolidated financial statements of HCI Group, Inc. and the effectiveness of internal control over financial reporting, which reports appear in HCI Group, Inc.’s 2015 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP
DIXON HUGHES GOODMAN, LLP
Clearwater, Florida
March 4, 2016